EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: January 26, 2022

LUNDBECKFOND INVEST A/S

By:	/s/ Lene Skole
Name:	Lene Skole
Title:	Chief Executive Officer & Attorney-in-Fact*

By:	/s/ Mette Kirstine Agger
Name:	Mette Kirstine Agger
Title:	Attorney-in-Fact*

LENE SKOLE

/s/ Lene Skole

This Schedule 13G was executed by Lene Skole and Mette Kristine Agger on behalf of the entity listed above, as indicated, pursuant to that certain Power of Attorney, a copy of which is already on file with the appropriate agencies.